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                                                                     Exhibit 2.1





                            SHARE PURCHASE AGREEMENT

                                      AMONG

                         UBIX COMPUTER SERVICES LIMITED

                                       AND

                          ANMOL TANEJA AND VANI TANEJA









                                SEPTEMBER 4, 2001

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                                TABLE OF CONTENTS



PREAMBLE....................................................................1


ARTICLE I THE TRANSACTION...................................................1

   1.1.   Sale and Purchase of Shares.......................................1
   1.2.   Consideration.....................................................2
   1.3.   Working Capital Adjustment........................................3
   1.4.   Performance Adjustment............................................3
   1.5.   Closing Time and Place............................................4
   1.6.   Deliveries and Proceedings at the Closing.........................4
   1.7.   Waiver of Rights..................................................4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...............5

   2.1.   Organization and Qualification....................................5
   2.2.   Authority and Authorization.......................................5
   2.3.   Execution and Binding Effect......................................5
   2.4.   No Breach, Default, Violation or Consent..........................5
   2.5.   Directors, Ownership, Control and Title...........................6
   2.6.   Subsidiaries......................................................7
   2.7.   Financial Statements; Liabilities.................................7
   2.8.   Tax Matters.......................................................8
   2.9.   Litigation........................................................8
   2.10.  Absence of Certain Changes and Events.............................9
   2.11.  Constituent Documents and Governmental Rules.....................10
   2.12.  Governmental Orders..............................................10
   2.13.  Permits..........................................................10
   2.14.  Environmental Matters............................................10
   2.15.  Real Property....................................................11
   2.16.  Personal Property................................................11
   2.17.  Intellectual Property............................................12
   2.18.  Title to Assets..................................................14
   2.19.  Employee Benefit Plans...........................................14
   2.20.  Personnel Matters................................................15
   2.21.  Insurance........................................................16
   2.22.  Indebtedness.....................................................16
   2.23.  Other Material Agreements........................................17
   2.24.  Status of DSF Agreements.........................................17
   2.25.  Transactions with Affiliates.....................................17
   2.26.  Customers and Suppliers..........................................17
   2.27.  Brokers..........................................................18
   2.28.  Bank Accounts....................................................18
   2.29.  Ability to Increase Staff and Infrastructure.....................18
   2.30.  Delivery of Documents; Accurate Disclosure.......................18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF UBIX.........................18

   3.1.   Organization and Qualification...................................18
   3.2.   Authority and Authorization......................................18
   3.3.   Execution and Binding Effect.....................................18
   3.4.   No Breach, Default, Violation or Consent.........................19

ARTICLE IV TRANSACTIONS PRIOR TO CLOSING...................................19

   4.1.   Conduct of Business of DSF.......................................19
   4.2.   Access to Information............................................20
   4.3.   No Solicitation..................................................21
   4.4.   Publicity........................................................21




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   4.5.   Best Efforts; Notification.......................................21
   4.6.   Confidentiality..................................................22
   4.7.   Noncompetition and Nonsolicitation...............................23
   4.8.   Injunctive Relief................................................23
   4.9.   Transactions with Affiliates.....................................23
   4.10.  Reserve Bank of India............................................24

ARTICLE V CLOSING AND CLOSING CONDITIONS...................................24

   5.1.   Closing..........................................................24
   5.2.   Conditions Precedent to Obligations of UBIX......................24
   5.3.   Conditions Precedent to Obligations of the Shareholders..........25

ARTICLE VI INDEMNIFICATION.................................................26

   6.1.   Survival of Representations and Warranties.......................26
   6.2.   Indemnification..................................................26
   6.3.   Claims...........................................................27
   6.4.   Notice of Third Party Claims; Assumption of Defense..............27
   6.5.   Settlement or Compromise.........................................28
   6.6.   Failure of Shareholders to Act...................................28
   6.7.   Escrow...........................................................28

ARTICLE VII MISCELLANEOUS PROVISIONS.......................................29

   7.1.   Filing Fees; Stamp Duty..........................................29
   7.2.   Amendments.......................................................29
   7.3.   Assignment.......................................................29
   7.4.   Counterparts; Telefacsimile Execution............................29
   7.5.   Entire Agreement.................................................29
   7.6.   Expenses.........................................................29
   7.7.   Further Assurances...............................................29
   7.8.   Governing Law....................................................30
   7.9.   Notices..........................................................30
   7.10.  Severability.....................................................31
   7.11.  Successors and Assigns...........................................31
   7.12.  Termination......................................................31
   7.13.  Waivers..........................................................31
   7.14.  Arbitration......................................................32
   7.15.  Exchange Rate....................................................32


   EXHIBIT A - SHAREHOLDERS






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                            SHARE PURCHASE AGREEMENT


                  This Agreement is made as of September 4, 2001 among UBIX COMPUTER SERVICES LIMITED, a Mauritius company ("UBIX"), and ANMOL TANEJA and VANI TANEJA (the "SHAREHOLDERS"), each an individual resident of India and a registered shareholder of DSF Internet Services Private Limited, a company incorporated under the Indian Companies Act, 1956 and having its registered office at C-29 Neeti Bagh, New Delhi 110 049 and corporate office at 30 Hauz Khas Village, 3rd Floor, New Delhi 110 016 ("DSF"). Concurrently with the execution and delivery of this Agreement, the Shareholders are delivering a Disclosure Schedule containing certain disclosures. References in this Agreement to any "SCHEDULE" are to the various schedules contained in the Disclosure Schedule.

                                    PREAMBLE

                  The Shareholders are the registered shareholders of DSF and, together with M. L. Taneja, own all of the subscribed equity share capital of DSF consisting of 11,52,000 equity shares of Rs.10/- each. The Shareholders desire to sell and transfer to UBIX, and UBIX desires to purchase and acquire from the Shareholders, seventy percent (70%) of the issued and outstanding equity shares of DSF, upon the terms and subject to the conditions set forth herein.

                  Therefore, in consideration of the premises and the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto, intending to be legally bound, agree as follows.

                                   ARTICLE I
                                THE TRANSACTION

         1.1. Sale and Purchase of Shares.

         (a) Sale and Purchase. At the Closing referred to in Section 1.5 below, the Shareholders will sell, transfer, assign and deliver to UBIX, and UBIX will purchase and acquire from the Shareholders, free and clear of all Liens (as hereinafter defined), the number of fully paid up equity shares of DSF set forth opposite such Shareholders' names on Exhibit A hereto (the "PURCHASED SHARES"), which shall represent seventy percent (70%) of the fully paid up equity share capital of DSF, immediately prior to the Closing, together with all rights now or hereafter attaching thereto, for the consideration set forth in Section 1.2.

         (b) Assignment of Right to Purchase. UBIX shall have the right to assign to one or more of its Affiliates (as hereinafter defined) its right to acquire the Purchased Shares hereunder. As used in this Agreement the term "AFFILIATE" means, with respect to any Person (as hereinafter defined), (i) any director, officer, partner or principal of such Person, (ii) any other Person of which such Person is a director, officer, partner or principal, (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, such Person and (iv) with respect to any Person described above who is a natural person, any spouse, parent, grandparent, child or grandchild of such Person, and the term "control" shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of




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the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         (c) Definition. As used in this Agreement, the term "LIEN" means (i) any lien (including any lien relating to Taxes (as that term is defined in Section 2.8 hereof)), pledge, or negative pledge, (ii) any mortgage, deed of trust, security interest, charge in the nature of a lien or security interest,
(iii) any title retention agreement, right of first refusal, right of first purchase or other similar option, (iv) any conditional sale agreement, easement, right of way, variance or other real estate declaration, (v) any rental, hire purchase, credit sale or other agreement for payment on deferred terms, or (vi) any other similar transfer or other restriction, servitude or other encumbrance.

         1.2. Consideration. In consideration of the sale and transfer of the Purchased Shares pursuant to Section 1.1 above, UBIX shall pay an aggregate amount in cash equal to Eight Hundred Twenty-Five Thousand U.S. Dollars ($825,000) (the "CONSIDERATION"). The Consideration shall be subject to offset and adjustment as set forth in Sections 1.3 and 1.4, and shall be payable to the Shareholders as follows:

         (a) Down Payment. The amount of Eighty-Seven Thousand Five Hundred U.S. Dollars ($87,500) was previously paid to the Shareholders.

         (b) Closing Payment. At the Closing, UBIX shall pay to the Shareholders an amount equal to One Hundred Twenty-Five Thousand U.S. Dollars ($125,000) by a wire transfer to the account designated by the Shareholders in writing prior to the Closing.

         (c) Escrow. At the Closing, UBIX shall deposit, by wire transfer, the amount of Six Hundred Twelve Thousand Five Hundred U.S. Dollars ($612,500) (the "ESCROW FUNDS") with Messrs. Mulla & Mulla & Craigie Blunt & Caroe, Advocates and Solicitors, by its partner Mr. Jehangir N. Mistry, as Escrow Agent, pursuant to the terms of a mutually agreeable Escrow Agreement among UBIX, the Shareholders and the Escrow Agent (the "ESCROW AGREEMENT"). The Escrow Agreement shall provide that the Escrow Agent will use the Escrow Funds to purchase Indian Capital Gains Tax Savings Bonds (the "BONDS") in such denominations and maturities as instructed by the Shareholders, and shall release the Bonds to the Shareholders on the following dates: (i) US $112,500 of Bonds shall be released on the date which is six (6) months after the Closing Date (as hereinafter defined); (ii) US $200,000 of Bonds shall be released on the first anniversary of the Closing Date; (iii) US $200,000 of Bonds shall be released on the date which is eighteen (18) months after the Closing Date; and (iv) US $100,000 of Bonds shall be released upon the joint written instruction of UBIX and the Shareholders, which shall be given on the date which is the later of (A) 60 days after the end of the last quarter for which a Performance Adjustment may be made pursuant to Section 1.4 or (B) 10 days after all Taxes payable by DSF in connection with this transaction have been finally determined or (C) the next business day following the date on which UBIX receives payment of the Working Capital Adjustment, if any, from the Shareholders pursuant to
Section 1.3(b)(ii).


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         1.3. Working Capital Adjustment. The Consideration shall be subject to adjustment as provided in this Section 1.3 (the "WORKING CAPITAL ADJUSTMENT").

         (a) Closing Audit. Following the Closing Date, UBIX shall cause Arthur Andersen ("ANDERSEN") to audit the accounts of DSF as of the Closing Date, and to deliver to the Shareholders and UBIX, within 90 days after the Closing Date, a statement setting forth the calculation of the Working Capital (as hereinafter defined) as of the Closing Date in accordance with GAAP (as hereinafter defined) together with an explanation of Andersen's calculation thereof (the "AUDIT STATEMENT"). The Audit Statement shall be final and binding on the Shareholders and UBIX.

         (b) Payment of Working Capital Adjustment. The amount of the Working Capital Adjustment, if any, shall be determined and paid as follows:

                  (i) if the Working Capital on the Audit Statement exceeds the Working Capital shown on the balance sheets of DSF as of June 30, 2001 (the "TARGET WORKING CAPITAL AMOUNT"), then the Working Capital Adjustment shall be an amount equal to seventy percent (70%) of such excess, and such Working Capital Adjustment shall be paid to the Shareholders by UBIX within 30 days after receipt of the Audit Statement; or

                  (ii) if the Working Capital on the Audit Statement is less than the Target Working Capital Amount, then the Working Capital Adjustment shall be an amount equal to seventy percent (70%) of such difference, and such Working Capital Adjustment shall be paid to UBIX by the Shareholders within 30 days after receipt of the Audit Statement.

         (c) Failure to Pay Working Capital Adjustment. If the Shareholders do not pay the amount of the Working Capital Adjustment, if any, as required by
Section 1.3(b)(ii) within 30 days following the determination of such Working Capital Adjustment, UBIX shall be entitled to receive from the Escrow Agent, Bonds in aggregate denominations that are as close as possible to (but not less than) the unpaid Working Capital Adjustment.

         (d) Definition. For purposes of this Section 1.3, the term "WORKING CAPITAL" means (i) the aggregate current assets (determined in accordance with GAAP) of DSF less (ii) the sum of (A) the aggregate current liabilities (determined in accordance with GAAP) of the Companies plus (B) the aggregate long- and-short-term debt of DSF.

         1.4. Performance Adjustment. The Consideration shall be subject to further adjustment as provided in this Section 1.4.

         (a) Calculation of Performance Adjustment. In the event that, for the period from the Closing Date through September 30, 2001 and for any of the first six calendar quarters following the Closing Date commencing with the quarter ended December 31, 2001, DSF incurs a net loss as shown on DSF's income statement for such period or quarter as prepared by the Senior Finance Person (as defined below) and delivered to each of the Shareholders and UBIX within 30 days after the end of such period or quarter, then the amount of the Consideration shall be reduced by an amount equal to such net loss (the "PERFORMANCE ADJUSTMENT"). In




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determining whether DSF has incurred a net loss for any such period or quarter, there shall be excluded from such calculation (i) any expenses related to capital investments which DSF makes at the request of UBIX, (ii) international travel expenses incurred by DSF at the request of UBIX, (iii) 50% of the compensation of DSF's Chief Executive Officer, (iv) the compensation of the Senior Finance Person, and (v) any tax, up to an aggregate of $60,000, payable by DSF as a result of the Shareholders reducing their shareholdings in DSF below 50% to this Agreement. Either the Shareholders or UBIX may request that any income statement delivered by the Senior Finance Person be reviewed by Andersen at the requesting party's expense. Any adjustments made by Andersen to such income statement shall be final and binding on the parties.

         (b) Payment of Performance Adjustment. At the Shareholders' option, the amount of the Performance Adjustment for any period or quarter may be paid to UBIX either (i) in cash within thirty (30) days after delivery of the income statement for such quarter or (ii) by instructing the Escrow Agent to deliver, Bonds to UBIX in aggregate denominations as close as possible to (but not less than) the amount of all such unpaid Performance Adjustments.

         (c) Definition. The term "SENIOR FINANCE PERSON" means the person to be employed by DSF in accordance with Section 12(a) of the Shareholders Agreement dated the date hereof among DSF, UBIX, the Shareholders and M.L. Taneja (the "SHAREHOLDERS AGREEMENT"), to manage DSF's finance and accounting functions.

         1.5. Closing Time and Place. The consummation and closing of the transactions contemplated under this Agreement (the "CLOSING") will take place on the second business day following the satisfaction of the conditions set forth in Sections 5.2 and 5.3, or the waiver in writing thereof (to the extent permitted by applicable law) by the party in whose favor such conditions run, at the office of DSF in New Delhi, India, or at such other time, date or place as UBIX and the Shareholders shall mutually agree in writing. The date on which the Closing occurs is sometimes referred to herein as the "CLOSING DATE."

         1.6. Deliveries and Proceedings at the Closing. At the Closing:

         (a) Deliveries by the Shareholders. The Shareholders will deliver to UBIX, (i) free and clear of all Liens, certificates for the Purchased Shares, together with duly executed share transfer forms relating to such Purchased Shares, and (ii) the agreements, documents and certificates required to be delivered by the Shareholders under Section 5.2.

         (b) Deliveries by UBIX. UBIX will deliver to the Shareholders (i) the Closing payment of the Consideration in accordance with Section 1.2(b), and (ii) the agreements, documents and certificates required to be delivered by it under
Section 5.3, and will deliver to the Escrow Agent the Escrow Funds in accordance with Section 1.2(c).

         (c) Other Deliveries. The closing certificates and other documents required to be delivered at the Closing pursuant to this Agreement will be exchanged.

         1.7. Waiver of Rights. Each of the Shareholders waives any and all preemptive rights, rights of first refusal and other similar rights which such Shareholder may have to acquire the




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Purchased Shares pursuant to the terms of DSF's Articles of Association or any other instrument, document or agreement to which such Shareholder is a party.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  The Shareholders hereby jointly and severally represent and warrant to UBIX as follows:

         2.1. Organization and Qualification. DSF is a corporation duly organized, validly existing and in good standing under the laws of India. DSF is duly qualified to do business and is in good standing in all jurisdictions in which the ownership of its assets or the nature of its business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in, or material adverse effect on, the assets, business, operations, financial condition or prospects of DSF (a "MATERIAL ADVERSE EFFECT"). DSF has all requisite power and authority to own, lease and operate its properties and assets, and to conduct its business as presently conducted. The Shareholders have previously delivered or made available to UBIX a complete and correct copy of DSF's Memorandum, Articles of Association and Certificate of Incorporation, as amended to date, which are in full force and effect as of the date hereof and have embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to them, and set out completely the rights and restrictions attaching to each class of authorized equity share capital of DSF.

         2.2. Authority and Authorization. Each Shareholder has the full right, power and authority (a) to execute and deliver this Agreement and each of the other Transaction Documents to which he or she is a party, and (b) to perform the Shareholder's obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which each Shareholder is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against him or her in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         2.3. Execution and Binding Effect. No approvals or consents are required before the Shareholders may duly execute, deliver and perform their obligations under this Agreement and the other Transaction Documents to which they are parties. Neither Shareholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental official or entity which would prevent the execution, delivery or performance of this Agreement or any other Transaction Document by him or her.

         2.4. No Breach, Default, Violation or Consent. The execution, delivery and performance by the Shareholders of this Agreement and the other Transaction Documents do not and will not:



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         (a) violate the Memorandum and Articles of Association or Certificate
of Incorporation of DSF;

         (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any DSF Agreement (as defined below) or Permit (as defined below) or of any contract, agreement, instrument or document to which any Shareholder is a party or by which any Shareholder or his or her assets are bound;

         (c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental official or entity (each a "GOVERNMENTAL ORDER") which names DSF or any Shareholder, or is directed to DSF or any Shareholder any of their respective assets;

         (d) result in the creation of a Lien held by any third party on DSF's assets or the Purchased Shares;

         (e) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "GOVERNMENTAL RULE") applicable to any Shareholder or to DSF or its business or assets; or

         (f) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "PERSON"), other than the approvals of the Ministry of Commerce and, following the Closing, the Reserve Bank of India.

         2.5. Directors, Ownership, Control and Title.

         (a) Vani Taneja and Anmol Taneja are the only Directors of DSF.

         (b) The authorized equity share capital of DSF consists of 15,00,000 equity shares of Rs.10/- each. Exhibit A sets forth a correct and complete list of (i) the number of equity shares issued and outstanding and (ii) the names of the record and beneficial owners of the equity shares and the number of shares owned by such persons.

         (c) All of the issued and outstanding equity shares of DSF have been duly authorized and validly issued in compliance with applicable Governmental Rules and are fully paid and non-assessable. There are no outstanding (i) options, warrants, agreements or other rights for the acquisition of any of DSF's equity shares, (ii) securities or other obligations of DSF which are convertible into or exchangeable for such shares or (iii) options, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on either of the Shareholders of DSF and which relate to the ownership, voting or transfer of any of such shares.

         (d) Each Shareholder has good and marketable title to the equity shares shown on Exhibit A as owned by the Shareholder, free and clear of any and all Liens. Each Shareholder




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

is not a party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, voting trust, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any of the equity shares owned by the Shareholder. Each Shareholder has the sole and absolute right, power and authority to sell, assign and transfer the Purchased Shares as provided in this Agreement. UBIX will acquire good and unencumbered title to the Purchased Shares, free and clear of all Liens, and not subject to any adverse claim when acquired by UBIX pursuant to this Agreement.

         2.6. Subsidiaries. DSF has no subsidiaries. As used in this Agreement, a "SUBSIDIARY" of a party hereto means any corporation, partnership, limited liability company, joint venture or other business entity with respect to which such party or any Subsidiary of such party owns or controls, directly or indirectly, more than 50% of the outstanding stock, equity shares or other equity interests.

         2.7. Financial Statements; Liabilities.

         (a) DSF has previously delivered to UBIX correct and complete copies of its unaudited balance sheets and statements of income, retained earnings and cash flows as of and from the date of incorporation, February 11, 2000, to March 31, 2001, and the three (3) month period ended June 30, 2001 (the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the financial condition of DSF as at the end of the periods covered thereby and the results of its operations and the changes in its cash flows for the periods covered thereby, and were prepared in accordance with generally accepted accounting principles in India ("GAAP") applied on a consistent basis throughout the periods covered thereby. All references in this Agreement to the "BALANCE SHEET" shall mean that balance sheet of DSF as of June 30, 2001 included in the Financial Statements and all references to the "BALANCE SHEET DATE" shall mean June 30, 2001.

         (b) DSF has no material Liabilities (as hereinafter defined) of any nature, whether accrued, absolute, or contingent, except for Liabilities that are (i) reflected or reserved against on the Balance Sheet, (ii) incurred in the ordinary course of business since the Balance Sheet Date, or (iii) incurred in connection with or as a result of the transactions contemplated by this Agreement. "LIABILITIES" means (x) all indebtedness (whether for borrowed money or otherwise), obligations, Liens, penalties, fines, costs, expenses and other liabilities, whether direct or indirect, fixed or contingent (including any loss contingency), and (y) any guarantees, surety arrangements or endorsements (other than endorsements for deposits or collection of checks in the ordinary course of business) with respect to any of the Liabilities described in clause (x) of any other Person, in any case whether or not the amount thereof is currently ascertainable.



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

         2.8. Tax Matters.

         (a) All tax returns and reports required to be filed by DSF have been properly prepared and timely filed and were complete and correct when filed.

         (b) DSF has paid, or has made adequate reserves on its books for the payment of, all Taxes (as defined below), interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or which DSF is required to withhold on behalf of any other Person.

         (c) The reserves and provisions for Taxes on the books of DSF are adequate in all material respects for all open years and for its current fiscal period and properly classify such Tax obligations as either current or deferred.

         (d) There are no assessments of any additional Taxes on DSF by any governmental entity (whether or not reserved against).

         (e) DSF is not currently being audited by any governmental entity, and no such audit is pending or, to the best of the Shareholders' knowledge, threatened.

         (f) DSF has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time.

         (g) DSF has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax.

         (h) DSF is not a party to any agreement providing for the allocation or sharing of Taxes.

         "TAXES" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, service, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges imposed by a Tax Authority, whether computed on a separate consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX AUTHORITY" any governmental authority responsible for the administration or collection of any Taxes.

         2.9. Litigation. There is no pending or, to the best of the Shareholders' knowledge, threatened investigation, action or proceeding ("ACTION") by or before any court, governmental entity or arbitrator (a) against DSF or any of the DSF's assets or against the directors or officers of DSF with respect to their role as an officer or director of DSF, or (b) adversely affecting the Purchased Shares or the Shareholders' rights thereto. There are no show-cause notices or adjudication proceedings pending against DSF under the Income Tax Act, Central Excise Act, Customs Act, Central Sales Tax Act, Service Tax or any other fiscal statutes issued to DSF.




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

There are presently no outstanding judgments, decrees, injunction or orders of any court or any governmental official or entity against or adversely affecting DSF or any of the its assets or its business as currently conducted or adversely affecting the Purchased Shares or any of the Shareholders' rights thereto. As used in this Agreement, the term "KNOWLEDGE" means the actual knowledge after due inquiry of the Shareholders.

         2.10. Absence of Certain Changes and Events. Except as otherwise disclosed in the Financial Statements, since the Balance Sheet Date:

         (a) DSF has not incurred any material obligation or liability except for normal obligations incurred in the ordinary course of business;

         (b) no casualty, loss or damage has occurred with respect to DSF's assets, whether or not the same is covered by insurance, except for those casualties, losses or damages which would not, individually or in the aggregate, be reasonably expected to exceed Rs 500,000;

         (c) DSF has not sold, transferred, pledged, encumbered or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of assets for aggregate proceeds not in excess of Rs 500,000;

         (d) DSF has not written off as uncollectible any of its accounts receivable, or written down the value of any of its assets, except in each case in the ordinary course of business consistent with past practice;

         (e) DSF has not waived or released any of its rights with respect to its business or assets or permitted any of such rights to lapse except to the extent that such actions are in the ordinary course of business or, in the exercise of DSF's reasonable business judgment, are otherwise in its best interests;

         (f) no executive officer or other key employee of DSF has left his or her employment with DSF;

         (g) DSF has not granted, and is not committed to grant, any salary or wage increases to any of its employees, except for individual salary or wage increases which will not exceed Rs 500,000 in the twelve (12) month period commencing on the date hereof;

         (h) DSF has not made, or committed to make, any capital expenditures in excess of Rs 500,000 in the aggregate;

         (i) there has been no payment, discharge or other satisfaction of DSF's liabilities, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Financial Statements or incurred in the ordinary course of business since the Balance Sheet Date;

         (j) DSF has not introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its marketing techniques or its accounting methods;

         (k) neither DSF nor any of the Shareholders have taken any actions which, if taken after the date hereof, would violate Section 4.1(a) hereof; and

         (l) no Material Adverse Effect, and no event which is likely to result in a Material Adverse Effect, has occurred.

         2.11. Constituent Documents and Governmental Rules. Except as set forth on Schedule 2.11, DSF is in compliance, in all material respects, with (a) its Memorandum and Articles of Association and (b) all Governmental Rules applicable to it, or its business or assets. DSF has from time to time complied with all the statutory requirements under The Companies Act, 1956, and with applicable provisions of relevant statutes.

         2.12. Governmental Orders. There are no Governmental Orders which name DSF or are directed to or apply to DSF or any of its respective assets. DSF is in compliance with all such Governmental Orders.

         2.13. Permits. DSF has all permits, licenses, franchises, certificates, authorizations, consents and approvals of governmental entities which are necessary for the ownership or operation of its business or the ownership, operation or use of any of its assets (collectively, "PERMITS"). Such Permits are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for DSF to carry on its business as now being conducted and to own, occupy or use their respective assets, except for those that the failure to hold, either individually or in the aggregate, would not result in a Material Adverse Effect. DSF has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Permit. DSF is in compliance in all material respects, with all Permits.

         2.14. Environmental Matters.

         (a) DSF is in compliance in all material respects with all applicable Environmental Rules (as defined below) which compliance includes, without limitation, the possession by DSF of permits and other governmental authorizations required under applicable Environmental Rules, and compliance with the terms and conditions thereof except where the failure to comply, either individually or in the aggregate, would not result in a Material Adverse Effect.

         (b) DSF has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands, or notices by any person or entity alleging liability under or noncompliance with any Environmental Rule ("ENVIRONMENTAL CLAIMS").

         (c) No Hazardous Substances (defined below) are being or have been generated, used, processed, treated, stored, released, transported or disposed of by DSF except in compliance with applicable Environmental Rules.

         (d) To the Knowledge of the Shareholders, no Hazardous Substances are present on or under any real property (including without limitation in any body of water located thereon or adjacent thereto or any groundwater located thereunder) now or previously owned, leased, occupied or used by DSF, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule.

         (e) No event has occurred and no condition exists with respect to DSF or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to DSF under any applicable Environmental Rule, and DSF has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon DSF.

         As used in this Agreement the following terms have the following meanings:

         "ENVIRONMENTAL RULE" shall mean any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

         "HAZARDOUS SUBSTANCE" shall mean any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.

         2.15. Real Property. DSF has sufficient title, leaseholds or rights to real property to conduct its business as currently conducted. DSF does not own or have the right to acquire any real property. Schedule 2.15 sets forth a correct and complete list of all leases, subleases and other agreements or rights pursuant to which DSF has the right to occupy or use any real property owned by others.

         2.16. Personal Property.

         (a) There are no leases or other agreements pursuant to which DSF leases any equipment, machinery, trade fixtures, tools, vehicles, computer hardware, computer software or furniture (collectively, "EQUIPMENT").

         (b) All Equipment owned or leased by DSF, is in good repair and operating condition, reasonable wear and tear excepted, and is suitable for the purposes for which it is used.

         (c) As of the Balance Sheet Date all accounts receivable of DSF (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions); (ii) to the best knowledge of the Shareholders, are not subject to any material defenses, counterclaims or rights of setoff, (iii) have been billed and are generally due and payable within 60 days after billing, and (iv) are expected to be fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Balance Sheet Date, to the extent of the reserves set forth in the Financial Statements.

         2.17. Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

         "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all domestic, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "DSF INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, DSF.

         "REGISTERED INTELLECTUAL PROPERTY" means all domestic, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

         "DSF REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, DSF.

         (a) No material DSF Intellectual Property or product or service of DSF is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by DSF, or which may affect the validity, use or enforceability of such DSF Intellectual Property.

         (b) Schedule 2.17 is a complete and accurate list of all DSF Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of DSF Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of DSF Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

         (c) DSF owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of DSF Intellectual Property or other Intellectual Property used by DSF free and clear of any lien or encumbrance (excluding licenses and related restrictions); and DSF is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of DSF, including the sale of any products or the provision of any services by DSF.

         (d) DSF owns exclusively, and has good title to, all copyrighted works that are DSF products or which DSF otherwise expressly purports to own.

         (e) To the extent that any material Intellectual Property has been developed or created by a third party for DSF, DSF has a written agreement with such third party with respect thereto and DSF thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

         (f) DSF has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to DSF Intellectual Property, to any third party.

         (g) The Disclosure Schedule lists all material contracts, licenses and agreements to which DSF is a party (i) with respect to DSF Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to DSF.

         (h) All material contracts, licenses and agreements relating to the DSF Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. DSF is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the Knowledge of the Shareholders, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

         (i) The operation of the business of DSF as such business currently is conducted, including DSF's design, development, manufacture, marketing and sale of the products or services of DSF (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (j) DSF has not received notice from any third party that the operation of the business of DSF or any act, product or service of DSF, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

         (k) To the Knowledge of the Shareholders, no person has or is infringing or misappropriating any DSF Intellectual Property.

         (l) DSF has taken reasonable steps to protect DSF's rights in DSF's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to DSF, and, without limiting the foregoing, DSF has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to UBIX and all current and former employees and contractors of DSF have executed such an agreement, except where the failure to do so is not reasonably expected to be material to DSF.

         (m) DSF does not use any development tool other than UNIX, LINUX Platforms and GNU Compilers. DSF has all licenses, permissions and other rights necessary to use such tools.

         2.18. Title to Assets. DSF has (a) good and marketable title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all Liens, except inchoate Liens for taxes not yet due and payable and Liens on assets in connection with indebtedness reflected on the DSF Financial Statements and except for any defects in title or Liens which, individually or in the aggregate, would not result in a Material Adverse Effect.

         2.19. Employee Benefit Plans.

         (a) The following terms, as used herein, having the following meanings:

         "BENEFIT ARRANGEMENT" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, share options, share appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is entered into, maintained or contributed to, as the case may be, by DSF and (ii) covers any employee or former employee of DSF.

         (b) Schedule 2.19 includes a list of each Benefit Arrangement of DSF, copies or descriptions of which have been made available or furnished previously to UBIX.

         (c) Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all Governmental Rules and Governmental Orders which are applicable to such Benefit Arrangement.

         (d) With respect to the employees and former employees of DSF, there are no employee post-retirement medical or health plans in effect.

         (e) There has been no amendment to, written interpretation of or announcement (whether or not written) by DSF relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

         (f) Except as disclosed on Schedule 2.19, no employee of DSF will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

         (g) DSF does not maintain records in respect of or participate in Employees Provident Fund and Employees State Insurance Fund as the monthly salary of each of its employees is above Rs.5,000.

         2.20. Personnel Matters.

         (a) Schedule 2.20 sets forth a correct and complete list of (i) all directors and executive officers of DSF, (ii) all other employees of or consultants to DSF, (iii) the current job title or relationship to DSF of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the year ended March 31, 2001 (DSF has made no commitments to any such Person regarding the compensation which each of them is to receive in the year ending March 31, 2002) and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of DSF.

         (b) Except as otherwise disclosed on Schedule 2.20, DSF is not a party to any written employment, consulting, noncompete or similar agreement with any Person.

         (c) Except as otherwise disclosed on Schedule 2.20, (i) no employees of DSF are represented by any labor union or similar organization, (ii) DSF is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition filed a petition seeking a representation proceeding, or given DSF notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.

         (d) Except as otherwise disclosed on Schedule 2.20, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of DSF currently exists or, to the knowledge of the Shareholders, is threatened and
(ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Rule relating to employment or labor practices is pending against DSF or, to the knowledge of the Shareholders threatened against DSF.

         (e) Except as set forth on Schedule 2.20, DSF has complied in all material respects with all Governmental Rules pertaining to the employment and terminating of employees, the hiring and terminating of contractors and sub-contractors, and the immigration and employment of foreign nationals, including, without limitation all such Governmental Rules relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, wages and hours, independent contractor classification, withholding requirements, worker's compensation or other similar employment or hiring practices or acts, and DSF is not engaged in any unfair labor practices or is a party to any Action involving a violation or alleged violation of any of the foregoing Governmental Rules.

         2.21. Insurance. Schedule 2.21 sets forth a correct and complete list of all insurance policies of which DSF is the owner, insured or beneficiary (the "INSURANCE POLICIES") and indicates for each such policy any pending claims thereunder. DSF has provided to UBIX complete and correct copies of all Insurance Policies. There is no default with respect to any material provision contained in any of the Insurance Policies, nor has there been any failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by any such policy. Except as otherwise disclosed on Schedule 2.21: (i) all premiums under the Insurance Policies which were due and payable on or prior to the date hereof have been paid in full; and
(ii) DSF has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy.

         2.22. Indebtedness

         (a) There are no agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of DSF (exclusive of trade payables) or pursuant to which DSF has guaranteed any indebtedness or other obligations of any other Person or has any other contingent liability.

         (b) There are no outstanding trade payables of DSF owed to any single vendor which, individually or in the aggregate, exceed Rs 500,000 and payment of which is more than 60 days overdue.

         2.23. Other Material Agreements. All written agreements and contracts to which DSF is a party or by which DSF or any of its assets are bound are set forth on Schedule 2.23 other than (a) agreements listed on any other Schedule,
(b) agreements involving the payment by or to DSF, or creating any liability of DSF (whether direct or indirect, fixed or contingent), of less than Rs 400,000 over the term thereof, and (c) agreements which are cancelable by DSF on 30 days' notice or less without any material liability to DSF. The agreements and contracts to which DSF is a party listed on the Schedules hereto are referred to herein as the "DSF AGREEMENTS"

         2.24. Status of DSF Agreements. Each DSF Agreement is in full force and effect and is enforceable against DSF and, to the Knowledge of the Shareholders, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles, whether considered in a proceeding at law or in equity. DSF is in compliance with each DSF Agreement to which it is a party, except, in each case, for such non-compliance as does not
(x) constitute a breach or default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) thereunder, (y) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment thereof or (z) cause, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Shareholders, all other parties to such DSF Agreements are in material compliance with the terms thereof. No consent of any other Person party to such DSF Agreements is required in connection with this Agreement.

         2.25. Transactions with Affiliates.

         (a) None of the customers, suppliers, or contractors of DSF are Affiliates of DSF or any of their respective officers, directors or shareholders.

         (b) None of DSF's assets are owned or used by or leased to any Affiliates of DSF or any of their respective officers, directors or shareholders.

         (c) No Affiliate of DSF or any of its officers, directors or shareholders is a party to any DSF Agreement.

         (d) No Affiliate of DSF or any of their respective officers, directors or shareholders provides any legal, accounting or other services to DSF.

         2.26. Customers and Suppliers. Schedule 2.26 sets forth a correct and complete list of each of the customers and suppliers of DSF whose purchases from or sales to DSF constituted five percent or more of DSF's net sales or net purchases, respectively, during the fiscal year ended March 31, 2000 or during the three months ended June 30, 2001, (collectively "MATERIAL CUSTOMERS AND SUPPLIERS) and indicates with respect to each the name of the party and the respective dollar volume. DSF is not required to provide any material bonding or other financial security arrangements in connection with any transactions with any of the Material Customers and Suppliers.

         2.27. Brokers. Except as set forth on Schedule 2.27, neither DSF nor any of the Shareholders has employed or retained, or have any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         2.28. Bank Accounts. Schedule 2.28 sets forth a correct and complete list of the names and locations of all banks and other financial institutions at which DSF maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         2.29. Ability to Increase Staff and Infrastructure. The Shareholders have no Knowledge of any event, condition or circumstance which would restrict, inhibit or materially delay DSF's future ability to increase its staffing levels and add to its infrastructure as required to meet future demand for DSF's services.

         2.30. Delivery of Documents; Accurate Disclosure. The Shareholders have previously delivered to UBIX correct and complete copies or forms of each DSF Agreement. None of the information furnished or to be furnished by DSF and the Shareholders to UBIX or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of the Shareholders set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith,
(a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF UBIX

         UBIX hereby represents and warrants to the Shareholders as follows:

         3.1. Organization and Qualification. UBIX is a corporation duly organized, validly existing and in good standing under the laws of Mauritius.

         3.2. Authority and Authorization. UBIX has the corporate power and authority to own, lease and operate its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents.

         3.3. Execution and Binding Effect. This Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, have been, and on the Closing Date will be, duly authorized and approved by the Directors of UBIX, and no other approvals are required before UBIX may duly execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. This Agreement has been, and on the Closing Date the other Transaction Documents will be, duly and validly executed and delivered by UBIX and constitutes (or upon such execution and delivery will constitute) legal, valid and binding obligations of UBIX enforceable against UBIX in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles, whether considered in a proceeding at law or in equity.

         3.4. No Breach, Default, Violation or Consent. The execution, delivery and performance by UBIX of this Agreement and the other Transaction Documents do not and will not:

         (a) violate the Memorandum and Articles of Association or Certificate of Incorporation of UBIX;

         (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which UBIX is a party or by which it or any of its properties or assets may be bound;

         (c) breach or otherwise violate any Governmental Order which names UBIX or is directed to UBIX or any of its assets;

         (d) result in the creation of a Lien held by any third party on any of UBIX's assets;

         (e) violate any Governmental Rule applicable to any of UBIX or respective its business or assets; or

         (f) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

                                   ARTICLE IV
                          TRANSACTIONS PRIOR TO CLOSING

         4.1. Conduct of Business of DSF. Except with the prior written consent of UBIX (which shall not be unreasonably withheld or delayed), at all times prior to the Closing Date, the Shareholders shall cause DSF to:

         (a) operate its business only in the ordinary course and consistent with past practice and will not amend its Memorandum, Articles of Association or Certificate of Incorporation;

         (b) use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the good will of customers, subcontractors, suppliers and others having business relations with it;

         (c) maintain, in the exercise of its reasonable business judgment, all assets consisting of real or personal property in good repair and operating condition, ordinary wear and tear excepted;

         (d) maintain in full force and effect, in the exercise of its reasonable business judgment, all Permits and insurance policies;

         (e) not enter into any contract or commitment except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions, it being understood that DSF enters into employment and consulting agreements in the ordinary course of its business;

         (f) not terminate, cause the termination of, amend, renew or extend any DSF Agreement, unless in each case such action is in Shareholders' best interest;

         (g) not waive, release or compromise any of its rights or permit any of such rights to lapse, unless in each case such action is in the Shareholders' best interest;

         (h) not sell, transfer, encumber, pledge or otherwise dispose of any of its assets or any interest therein or agree to do any of the foregoing, except in the ordinary course of business;

         (i) not incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets, except in the ordinary course of business;

         (j) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority, unless in each case such action is in DSF's best interest;

         (k) not merge or consolidate DSF with or into any other entity or agree or enter into negotiations to do any of the foregoing;

         (l) comply with applicable Governmental Rules in all material respects;

         (m) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of the Shareholders' representations and warranties herein not being true and correct;


         (n) promptly inform UBIX of the occurrence of any event or the existence of any condition which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Effect;

         (o) not issue any debt securities or equity securities; and

         (p) not declare, set aside or pay dividends on equity securities.

         4.2. Access to Information. At all times prior to the Closing Date, the Shareholders shall furnish to UBIX and its employees, counsel, accountants and other authorized representatives (a) full access during normal business hours to its properties, books and records and personnel and (b) upon reasonable advance notice, to DSF's plants, properties, contracts, commitments, books and records (including, without limitation, tax returns) and the Shareholders shall use their reasonable best efforts to cause DSF's representatives to furnish promptly to UBIX such additional financial and operating data and other information as to DSF's business and properties as UBIX or its authorized representatives may from time to time reasonably request.

         4.3. No Solicitation. For so long as this Agreement is in effect, DSF and the Shareholders will not, and will use their best reasonable efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of them not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal.

         "ACQUISITION PROPOSAL," shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire ownership of all or a material portion of the assets of, or any material equity interest in, DSF pursuant to a merger, consolidation or other business combination, sale of equity shares, sale of assets, tender offer or exchange offer or similar transaction involving DSF including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire ownership of any material portion of the assets of, or any material portion of the equity interest in, DSF (other than the transactions contemplated by this Agreement).

         4.4. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to UBIX and the Shareholders. Thereafter, neither UBIX, the Shareholders nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby (including, without limitation, the failure to execute this Agreement or the failure to consummate the transactions contemplated hereby) without the prior agreement of the other party (which shall not be unreasonably withheld or delayed), except as may be required by law or by the NASDAQ National Market ("NASDAQ"), in which case each party will use reasonable efforts to consult with the other party prior to any such issuance.

         4.5. Best Efforts; Notification.

         (a) The parties agree to use their reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to cooperate with each other and take all reasonable actions necessary in order to obtain any consent or approval of any third party, including without limitation any governmental entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

         (b) The Shareholders shall give prompt notice to UBIX of (i) the occurrence of any Material Adverse Effect, and (ii) the occurrence or failure to occur of an event that would, or with the lapse of time would, reasonably be expected to cause any condition to the Closing not to be satisfied.

         4.6. Confidentiality.

         (a) As used in this Section, the "CONFIDENTIAL INFORMATION" of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include
(i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective,
(ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party shall not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

         (b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

         (c) Notwithstanding subsection (b) above, each of the parties shall be permitted to:

                  (i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents, accountants, attorneys and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

                  (ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

                  (iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subparagraph, the party required to make such disclosure (the "DISCLOSING PARTY) shall notify the other party (the "AFFECTED PARTY) of the same, and the Affected Party shall have the right to participate with the Disclosing Party in determining the amount and type of Confidential Information of the Affected Party, if any, which must be disclosed in order to comply with Governmental Rules.

         4.7. Noncompetition and Nonsolicitation.

         (a) During the period commencing on the date hereof and ending on the expiration of four years following the date hereof (the "TERM"), the Shareholders shall not, directly or indirectly, as a partner, investor, stockholder, creditor, guarantor, advisor, officer, director, employee or consultant, (i) own, manage, operate, join, advise, control, or otherwise engage or participate in the business of providing information technology services in the Restricted Area (as hereinafter defined) that would be competitive with the services provided by DSF as currently being conducted on the date hereof (the "BUSINESS"), (ii) induce or attempt to induce any customer or supplier of DSF to reduce the business done by such supplier or customer with DSF, or (iii) solicit any employee of DSF to leave the employ of DSF. Notwithstanding the foregoing, this Agreement does not prohibit the Shareholders from acquiring or holding the outstanding shares of capital stock of any entity engaged in the Business if such shares are publicly traded and the Shareholders' ownership is less than four percent (4%) of such outstanding shares. "RESTRICTED AREA" means India, the United States of America and any other country in the world where DSF conducts the Business.

         (b) The Shareholders acknowledge that without their covenants set forth in this Section, UBIX would not be willing to consummate the transactions contemplated by this Agreement. The Shareholders expressly agree that the character, duration and Restricted Area of this Section 4.7 are reasonable in light of the circumstances as they exist on the date of this Agreement and are necessary to protect the legitimate business interests of UBIX because of the geographic scope of DSF's business.

         4.8. Injunctive Relief. The Shareholders acknowledge and agree that the covenants and agreements set forth in Sections 4.6 and 4.7 are necessary to protect the legitimate business interests of UBIX and that any breach of such covenants and agreements will cause immediate and irreparable harm to UBIX. The Shareholders acknowledge that damages for the violation of any such covenant or agreement will not give full and sufficient relief to UBIX and agrees that, in the event of any violation of any such covenant or agreement, UBIX shall be entitled to seek injunctive relief with respect to any such breach, which remedy shall be in addition to any other remedy which UBIX may have on account of such breach, including, without limitation, the recovery of damages from the Shareholders. None of these remedies shall be mutually exclusive, and all of them may be pursued concurrently and cumulatively.

         4.9. Transactions with Affiliates. At or prior to the Closing Date, the Shareholders will take such action as may be necessary to transfer to DSF title to all assets owned by the

Shareholders and used in the business of DSF. Within 90 days following the Closing Date, UBIX and the Shareholders shall cause DSF to satisfy all loans payable to the Shareholders, as of the date hereof. The Shareholders represent and warrant that the amount of all such loans as of the date hereof is as set forth on Schedule 4.9. The parties further agree that such loans shall not accrue any interest from and after the date hereof.

         4.10. Reserve Bank of India. Promptly following the Closing Date, the Shareholders shall take all actions necessary or desirable to obtain the requisite approval of the Reserve Bank of India to this transaction at the earliest practicable date.

                                   ARTICLE V
                         CLOSING AND CLOSING CONDITIONS

         5.1. Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING) will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than two business days after satisfaction or waiver of all of the conditions set forth in this Article V (the "CLOSING DATE), at the offices of DSF unless another time, date or place is agreed to in writing by the parties hereto.

         5.2. Conditions Precedent to Obligations of UBIX. The obligations of UBIX hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by UBIX):

         (a) Accuracy of Representations and Warranties. The representations and warranties of the Shareholders set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

         (b) Performance and Compliance. The Shareholders shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them hereunder on or prior to the Closing Date.

         (c) Consents and Approvals. All authorizations, approvals or consents required to permit the purchase and sale of the Purchased Shares and the other transactions contemplated hereby, including without limitation, the approval of the Ministry of Commerce shall have been obtained and be in full force and effect, with no conditions that are unacceptable to UBIX in its reasonable discretion.

         (d) Litigation. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against UBIX or any of its Affiliates by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

         (e) Material Adverse Effect. No event shall have occurred and no condition shall exist which constitutes or, with the giving of notice or the passage of time, or both, is likely to constitute, a Material Adverse Effect.

         (f) Certificate. The Shareholders shall have delivered to UBIX a certificate dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), (d) and (e) above have been met.

         (g) Other Transaction Documents. The Shareholders and any other parties thereto (other than UBIX) shall have executed and delivered to UBIX the Escrow Agreement (together with this Agreement, and the agreements referred to in Section 5.2 (h), (i) and (j), the "TRANSACTION DOCUMENTS").

         (h) Employment Agreement. An employment agreement between DSF and Anmol Taneja dated as of the Closing Date and in form acceptable to UBIX, shall have been executed and delivered by the parties thereto (the "EMPLOYMENT AGREEMENT").

         (i) Shareholders Agreement. The Shareholders and UBIX shall have each entered into the Shareholders Agreement.

         (j) Transfer Pricing Agreement. UBICS, Inc. and DSF shall have executed and delivered a letter agreement regarding the transfer pricing of work to be done by DSF.

         (k) Consent. M. L. Taneja shall have consented to the sale of the Purchased Shares pursuant to this Agreement.

         5.3. Conditions Precedent to Obligations of the Shareholders. The obligations of the Shareholders hereunder to proceed with the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent (unless otherwise waived by the Shareholders):

         (a) Accuracy of Representations and Warranties. The representations and warranties of UBIX set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

         (b) Performance and Compliance. UBIX shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

         (c) Consents and Approvals. All authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

         (d) Litigation. There shall be no pending or threatened action by or before any governmental entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated hereby or by any of the other Transaction Documents or seeking monetary relief against the Shareholders by reason of the consummation of such transactions, and there shall not be in effect any Governmental Order which has such effect.

         (e) Officer's Certificate. UBIX shall have delivered to the Shareholders a certificate of its President dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c) and (d) above have been met.

         (f) Other Transaction Documents. UBIX and any other parties thereto (other than the Shareholders) shall have executed and delivered the Escrow Agreement and the other Transaction Documents to which they are parties.

         (g) Employment Agreement. DSF shall have executed and delivered the Employment Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1. Survival of Representations and Warranties. The representations and warranties of the Shareholders and UBIX contained in Articles II and III shall survive the Closing for a period of two years, provided that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 6.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however that such covenant, agreement, representation or warranty shall survive until, but only for the purposes of, the resolution of such claim. Notwithstanding the foregoing, the representations and warranties set forth in each of Section 2.5(c) and Section 2.14 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder. The covenants and agreements of the Shareholders on the one hand, and of UBIX on the other hand, contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed. Notwithstanding anything herein, any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party that was made by such party fraudulently or with intent to defraud or mislead or with gross negligence shall indefinitely survive the Closing.

         6.2. Indemnification. The Shareholders, jointly and severally, shall indemnify UBIX, and its Affiliates and their respective officers, directors, employees, agents, and representatives (the "INDEMNIFIED PARTIES" against, and agree to hold the Indemnified Parties harmless from, any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation) ("LOSSES") incurred or suffered by them relating to or arising out of or in connection with any of the following:

         (a) any breach of or any inaccuracy in any representation or warranty made by the Shareholders in this Agreement, the Transaction Documents or any other document delivered at the Closing;

         (b) any breach of or failure by the Shareholders to perform any covenant or obligation of such parties set out or contemplated in this Agreement, the other Transaction Documents or any other document delivered at the Closing; or

         (c) any failure of the Shareholders to have good, valid and marketable title to the Purchased Shares free and clear of all Liens; or

         (d) obligations in respect of pension or other retirement benefits, or severance or other termination payments, with respect to all employees of DSF that ceased to be employees of DSF prior to Closing; or

         (e) the amount of any Tax payable by DSF in excess of Sixty Thousand U.S. Dollars ($60,000) as a result of the Shareholders reducing their shareholdings in DSF below fifty percent (50%) pursuant to this Agreement; or

         (f) the conduct of the business or affairs of DSF prior to the Closing Date; or

         (g) the failure to disclose, register or have stamped in accordance with applicable law the agreements listed on Schedule 6.2(g); or

         (h) the amount of any accounts receivable of DSF as of June 30, 2001 which are not subsequently collected by December 31, 2001; or

         (i) the amount of any earnest money deposit made by DSF in connection with the submission of a tender to a government agency which is not subsequently refunded by such agency if the applicable contract is not awarded to DSF.

         6.3. Claims. The provisions of this Section shall be subject to
Section 6.4. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Party claiming indemnification shall promptly give notice to the Shareholders and the Escrow Agent of such claim and the amount the Indemnified Party will be entitled to receive hereunder from the Shareholders; provided, however that the failure of the Indemnified Party to give notice shall not relieve the Shareholders of their obligations under this Article VI, except to the extent (if any) that the Shareholders shall have been prejudiced thereby. If the Shareholders do not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnified Party shall be entitled to recover from the Shareholders within five (5) Business Days after such thirty (30) day period, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to Section 6.2. If the Shareholders agree that they have an indemnification obligation, but object in writing that they are obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover from the Shareholders within five (5) Business Days of the receipt of such objection, the lesser amount, without prejudice to the Indemnified Party's claim for the difference.

         6.4. Notice of Third Party Claims; Assumption of Defense. The Indemnified Party shall give notice as promptly as is reasonably practicable to the Shareholders and the Escrow

Agent of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, however that the failure of the Indemnified Party to give notice shall not relieve the Shareholders of their obligations under this Article VI, except to the extent (if any) that the Indemnifying Parties shall have been prejudiced thereby. The Shareholders may, at their own expense participate in the defense of any claim, suit, action or proceeding, provided, however that (i) the Shareholders' counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Shareholders shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Shareholders assume such defense, the Indemnified Party shall have the right (but not the obligation) to participate as counsel of record in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders. If, however, the Indemnified Parties reasonably determine in their judgment that representation by the Shareholders' counsel of both the Shareholders and the Indemnified Party would present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding, and the Shareholders shall pay the fees and disbursements of such separate counsel. Whether or not the Shareholders choose to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         6.5. Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party or the Shareholders, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in
Section 6.4 shall also be binding upon the Shareholders or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however that no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement without its prior written consent. The party defending the claim shall give the other party at least 30 calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the other party may reject such proposed settlement or compromise; provided, however that from and after such rejection, the other party shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and shall be responsible for any and all Losses in connection therewith in excess of the amount of the proposed settlement amount.

         6.6. Failure of Shareholders to Act. In the event that the Shareholders do not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Shareholders of their obligations hereunder.

         6.7. Escrow. If during the duration of the Escrow Agreement, an Indemnified Party is entitled to receive an indemnification amount from the Shareholders pursuant to this Agreement, such amount shall be satisfied to the extent possible by a transfer to the Indemnified Party by the Escrow Agent of a portion of the Bonds held in escrow, pursuant to the Escrow Agreement.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1. Filing Fees; Stamp Duty. All filing and other fees shall be borne by the party responsible therefor. The stamp duty payable in respect of the Purchased Shares will be paid by UBIX.

         7.2. Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

         7.3. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

         7.4. Counterparts; Telefacsimile Execution. This Agreement and all agreements, certificates and documents to be delivered in connection herewith (each an "INSTRUMENT") may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of an Instrument by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of an Instrument. Any party delivering an executed counterpart of an Instrument by telefacsimile also shall deliver a manually executed counterpart of such Instrument, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of such Instrument.

         7.5. Entire Agreement. This Agreement, together with the other agreements referred to herein and the schedules and exhibits attached hereto, contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         7.6. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

         7.7. Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

         7.8. Governing Law. This Agreement shall be a contract under the laws of India and for all purposes shall be governed by and construed and enforced in accordance with the laws of India.

         7.9. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

         (a) shall be in writing;

         (b) shall be sent by messenger, certified or registered mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

         (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

                 All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to the Shareholders:
-----------------------
Anmol Taneja and Vani Taneja
C-29 Neeti Bagh
New Delhi, 110049, India
Telecopier No.:  91-11-686-7681

If to  UBIX:                                  With a copy to:
------------                                  ---------------
UBIX Computer Services Limited                UBICS, Inc.
c/o International Financial Services Limited  333 Technology Drive, Suite 3210
3RD Floor, Les Cascades Building              Canonsburg, PA 15317
Edith Cavell Street                           Attn:  President
Port-Louis, Mauritius                         Telecopier No.:  (724) 746-9597
Telecopier No.:

                                              and

                                              Pepper Hamilton LLP
                                              500 Grant Street
                                              50th Floor, One Mellon Bank Center
                                              Pittsburgh, PA  15219
                                              Attention:  David J. Lowe
                                              Telecopier No.:  (412) 281-0717

         7.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         7.11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective legal representatives, heirs, successors and permitted assigns.

         7.12. Termination.

         (a) This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual agreement of UBIX and the Shareholders;

                  (ii) by UBIX if there has been a material misrepresentation by the Shareholders hereunder or a material breach by the Shareholders of any of their warranties set forth herein, a material breach by the Shareholders of any of their covenants set forth herein or if any of the conditions specified in Section 5.2 shall not have been fulfilled within the time required and shall not have been waived by UBIX;

                  (iii) by the Shareholders if there has been a material misrepresentation by UBIX hereunder or a material breach by UBIX of any of their warranties set forth herein, a material breach by UBIX or UBICS of any of their covenants set forth herein or if any of the conditions specified in Section 5.3 shall not have been fulfilled within the time required and shall not have been waived by the Shareholders; or

                  (iv) by UBIX and the Shareholders if the Closing shall not have occurred prior to September 30, 2001; provided, that UBIX and the Shareholders may terminate this Agreement pursuant to this subparagraph only if the Closing shall not have occurred on or prior to such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Section 5.2 or 5.3.

         (b) If this Agreement is terminated by either Shareholders or UBIX as provided above, then neither party shall have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms and except for obligations under Section 4.6.

         7.13. Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the other Transaction Documents shall not be waived, and the rights and remedies of the parties hereunder and under the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

         7.14. Arbitration. If any dispute or difference shall at any time arise between the parties with respect to the meaning or effect of any clauses of this Agreement or the rights or obligations of the parties hereto hereunder, or connected herewith, such dispute or difference shall be referred to the Arbitration of a Sole Arbitrator to be appointed jointly by the parties. In the event of the parties not being able to concur on the appointment of a Sole Arbitrator, then such Sole Arbitrator to be appointed in the manner provided for in Arbitration and Conciliation Act, 1996. Such Arbitration shall be governed by the provisions of the Arbitration and Conciliation Act, 1996, or any enactment, modification or re-enactment thereof. The award of the Arbitrator shall be final and binding on the parties hereto.

         7.15. Exchange Rate. Any amounts payable to UBIX pursuant to this Agreement which are paid in Indian Rupees will be paid based on the prevailing exchange rate on the Closing Date.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first written above.



                               UBIX COMPUTER SERVICES LIMITED



                               By:      /s/ Robert C. Harbage
                                  --------------------------------
                               Title:   President and CEO
                                     -----------------------------



                               SHAREHOLDERS:



                                        /s/ Anmol Taneja
                               -----------------------------------
                                        Anmol Taneja



                                        /s/ Vani Taneja
                               -----------------------------------
                                        Vani Taneja

                                                                     Exhibit A





                                  SHAREHOLDERS


Name and Address     Shares of DSF Owned     Shares of DSF to be Sold to UBIX
----------------     -------------------     --------------------------------
Anmol Taneja             1,40,900                                  0
Vani Taneja             10,11,000                           8,06,400
M. L. Taneja                  100                                  0
                        ---------                           --------
                        11,52,000                           8,06,400